Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Key Tronic Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	1,600,000	$5.49	$8,784,000	0.00015310	$1,344.83
Total Offering Amounts					$8,784,000		$1,344.83
Total Fee Offsets							$0
Net Fee Due							$1,344.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Key Tronic Corporation (the “Company”) that become issuable under the Key Tronic Corporation 2024 Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase in the number of outstanding shares of the common stock of the Company.

(2)
Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sale prices of the Company’s common stock reported on the Nasdaq Global Market on November 25, 2024.